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Exhibit 99.1
Press Release

Media Contact:	Nancy Welsh 319.295.2123 nkwelsh@rockwellcollins.com
Investor Contact:	David Brehm 319.295.7575 investorrelations@rockwellcollins.com

Rockwell Collins Reports Earnings Per Share of 27 cents for First Quarter 2003

        CEDAR RAPIDS, Iowa (January 14, 2003)—Rockwell Collins, Inc. (NYSE: COL) today reported net income of $49 million or 27 cents per share for the first quarter ended December 31, 2002. These results were comparable to net income of $48 million, or 26 cents per share in the first quarter of fiscal year 2002. Sales for the first quarter of fiscal year 2003 were $561 million, comparable to last year's first quarter sales of $563 million.

        Free cash flow for the first quarter of fiscal year 2003 was $15 million compared with free cash flow of $40 million for the first quarter of fiscal year 2002. Free cash flow was higher in the first quarter of fiscal year 2002 due to significant collections of accounts receivable during the period.

        Clay Jones, Chairman, President and Chief Executive Officer of Rockwell Collins said, "Our Government Systems business continues to generate outstanding financial results. This business was able to achieve operating margins in excess of 18% while performing work on new development contracts such as the Joint Tactical Radio System and the Joint Strike Fighter." Clay Jones continued, "The balance and diversity of Rockwell Collins' businesses continues to serve us well, as the strength of our Government Systems business is offsetting the anticipated weakness in our Commercial Systems business."

        Following is a discussion of sales and earnings for each business segment.

Commercial Systems

        Commercial Systems, which provides aviation electronics and in-flight entertainment products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, reported sales of $305 million, a decrease of $21 million or 6% from last year. The Airshow, Inc. acquisition provided $14 million of incremental sales in the current quarter while air transport avionics sales declined due to the continuing reduction in new aircraft build rates when compared to last year. Commercial Systems' operating margin for the first quarter of fiscal year 2003 decreased to 10.5% compared with 13.5% for the same period in fiscal year 2002, as a result of the decline in higher margin avionics sales and the recording of a retiree medical curtailment gain in the first quarter of fiscal year 2002.

Government Systems

        Government Systems, which provides aviation electronics and communications products and services to the United States government, foreign militaries and manufacturers of military aircraft, reported sales of $256 million, an increase of $19 million or 8% from last year. Higher sales related to the Bowman, Joint Tactical Radio System and Joint Strike Fighter programs accounted for the majority of the increase. Government Systems' operating margin for the first quarter of fiscal year 2003 increased to 18.8% compared with 16.5% for the same period in fiscal year 2002 as a result of lower bid and proposal costs in the first quarter of fiscal year 2003.

Corporate

        Share repurchases in the first quarter of fiscal 2003 were 1.6 million shares at a cost of $35 million. The Company has now repurchased 6.1 million shares at a cost of $137 million since the $200 million program was initiated in January 2002.

        The effective tax rate for the first quarter of fiscal year 2003 was 30% versus a 33% effective tax rate for the prior period due to the benefits of higher research and development tax credits.

Business Highlights:

  •
  Standard & Poor's (S&P) recently revised its outlook on Rockwell Collins debt from negative to stable. S&P stated that, "Rockwell's strong balance sheet, fairly conservative financial policy, and growing military business are expected to offset the impact of the continued decline in the commercial aerospace market on the firm's solid credit profile."

  •
  Boeing awarded a $14 million contract to Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, to supply Multi-Functional Information Distribution System Fighter Data Links for the Korean F-15K program. The data links will be delivered over a five-year period beginning in 2003.

  •
  Rockwell Collins signed a strategic partnership agreement with Warner Robbins Air Logistics Center. Under the terms of this agreement, Rockwell Collins will provide logistics support solutions for communication and navigation equipment at the Center. The Warner Robbins Air Logistics Center is the largest avionics center for the U.S. Air Force.

  •
  General Dynamics selected Rockwell Collins to provide networking support for the U.S. Army Warfighter Information Network—Tactical (WIN-T) program. The Company's networking support will ensure critical messages are prioritized, transferred and received throughout the tactical battle space network.

  •
  In November 2002, Qantas Airways took delivery of its first Boeing 747-400ER equipped with Rockwell Collins new liquid crystal flight displays, MultiScan™ weather radar and the Total Entertainment System (TES™) for in-flight entertainment. Qantas has six firm orders for the 747-400ER with options for four additional aircraft.

Fiscal Year 2003 Outlook

        For fiscal year 2003, the Company continues to anticipate revenues of approximately $2.6 billion with earnings per share between $1.33 and $1.38. Free cash flow generation is projected to be approximately $225 to $275 million for fiscal year 2003.

Conference Call and Webcast Details

        Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9:00 a.m. Eastern time on January 14, 2003. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 14, 2003.

        Rockwell Collins is a world leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

        This press release contains statements (including certain projections and business trends) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes; demand for and market acceptance of new and existing products; potential cancellation or delay of orders by our customers; customer bankruptcy; labor work stoppages; market performance of our pension assets; medical plan expenses; recruitment and retention of qualified personnel; our ability to successfully execute to our internal performance plans; favorable outcomes of certain customer procurements; changes to government policies and regulations; new aircraft build rates; product reliability and cost of repairs; factors that result in significant disruption to air travel or reduction to airline profitability; customers willingness to outsource avionics maintenance and service; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

ROCKWELL COLLINS, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended December 31
	2002	2001
Sales
Commercial Systems	$305	$326
Government Systems	256	237

Total sales	$561	$563

Segment operating earnings
Commercial Systems	$32	$44
Government Systems	48	39

Total segment operating earnings	80	83
Interest expense	(1)	(2)
Earnings (loss) from equity affiliates	1	(1)
General corporate—net	(10)	(8)

Income before income taxes	70	72
Income tax provision	(21)	(24)

Net income	$49	$48

Diluted earnings per share	$0.27	$0.26
Average diluted shares outstanding	181.1	183.8

ROCKWELL COLLINS, INC.
COMPOSITION OF SALES
(in millions)

	Three Months Ended December 31
	2002	2001
Commercial avionics and other	$233	$253
In-flight entertainment	72	73
Defense electronics	256	237

Total sales	$561	$563

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(in millions)

	December 31, 2002	September 30, 2002
Assets
Cash	$36	$49
Receivables	497	524
Inventories	685	653
Current deferred income taxes	193	191
Other current assets	26	21

Total current assets	1,437	1,438
Property	398	411
Intangible assets	123	124
Goodwill	330	332
Other assets	250	255

Total assets	$2,538	$2,560

Liabilities and shareowners' equity
Short-term debt	$158	$132
Accounts payable	162	204
Compensation and benefits	194	219
Income taxes payable	14	20
Product warranty costs	145	141
Other current liabilities	339	327

Total current liabilities	1,012	1,043
Retirement benefits	491	495
Other liabilities	36	35
Shareowners' equity	999	987

Total liabilities and shareowners' equity	$2,538	$2,560

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
THREE MONTHS ENDED DECEMBER 31
(in millions)

	2002	2001
Operating activities:
Net income	$49	$48
Adjustments to arrive at cash provided by operating activities:
Depreciation and amortization	25	23
Receivables	29	120
Inventories	(31)	(35)
Accounts payable	(42)	(69)
Compensation and benefits	(14)	(24)
Other	6	(15)

Cash provided by operating activities	22	48

Investing activities:
Property additions	(11)	(13)
Acquisitions of businesses, net of cash acquired	1	(4)
Investment in equity affiliates	(3)	—
Proceeds from the disposition of property	4	5

Cash used for investing activities	(9)	(12)

Financing activities:
Net increase (decrease) in short-term borrowings	26	(27)
Proceeds from the exercise of stock options	1	1
Purchase of treasury stock	(35)	—
Cash dividends	(16)	(17)

Cash used for financing activities	(24)	(43)

Effect of exchange rate changes on cash	(2)	—

Change in cash	(13)	(7)
Cash at beginning of period	49	60

Cash at end of period	$36	$53

Free cash flow:(1)
Cash provided by operating activities	$22	$48
Property additions	(11)	(13)
Proceeds from the disposition of property	4	5

Free cash flow	$15	$40

(1)
Free cash flow is defined as cash provided by operating activities and the proceeds from dispositions of property, reduced by capital expenditures.

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  Exhibit 99.1